Exhibit 11

GIBSON GREETINGS, INC.
COMPUTATION OF INCOME (LOSS) PER SHARE
(In thousands except per share amounts)
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

                                    Twelve Months Ended December 31,
                                ----------------------------------------
                                                               Restated
                                   1995           1994           1993
                                ----------     ----------     ----------

Net income (loss)               $  (46,489)    $ (28,603)     $  15,268
                                ==========     ==========     ==========

Weighted average number
 of shares of common
 stock and equivalents
 outstanding:

   Common stock                     16,084         16,087         16,042
   Options                             159             43             61
                                ----------     ----------     ----------
                                    16,243         16,130         16,103
                                ==========     ==========     ==========

Net income (loss) per
  share                         $    (2.86)    $    (1.77)    $     0.95
                                ==========     ==========     ==========

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